Exhibit 99.1

Contact: Janet Kirkley

704-532-3318

—For Immediate Release

Speedway Motorsports Reports Results for Fourth Quarter and

Year Ended December 31, 2017 and Provides Full Year 2018 Guidance

CONCORD, NC (March 7, 2018) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported fourth quarter 2017 total revenues of $76.4 million, net income of $113.7 million or $2.77 per diluted share, and an adjusted non-GAAP net loss of $907,000 or $0.02 per diluted share. Full year 2017 total revenues were $453.6 million, net income was $148.2 million or $3.61 per diluted share, and adjusted non-GAAP net income was $37.3 million or $0.91 per diluted share. These non-GAAP results were within management’s expectations. Our 2017 GAAP results reflect a non-recurring material income tax benefit from the federal Tax Cuts and Jobs Act enacted in December 2017. SMI also provided full year 2018 non-GAAP earnings guidance of $1.00 to $1.20 per diluted share as further described below. These and other non-GAAP items are further discussed and reconciled with comparable GAAP amounts below.

The Company’s 2017 full year non-GAAP results are not directly comparable to last year primarily because of “the Battle at Bristol” football game and large preceding concert held in the third quarter 2016. Those 2016 football weekend results are not reflected as non-GAAP adjustments in the accompanying financial results. However, excluding those results, SMI’s 2017 full year adjusted non-GAAP net income increased over 2016. The Company is attempting to schedule similar events in the future. In connection with preparing its financial statements, the Company determined it should exclude the broadcast rights fees that NASCAR retains for itself (10%) from both broadcasting revenue and related event management fees. The comparative presentation of broadcasting revenues and related costs now excludes the portion retained by NASCAR. The amounts for NASCAR broadcasting revenue and NASCAR event management fees were revised by $3.2 million and $22.4 million in the three months and full year ended December 31, 2016. Comparable amounts were $3.2 million and $23.2 million for the three months and full year ended December 31, 2017. The revision had no impact on net income or loss, earnings or loss per share, balance sheet data or cash flows.

The Company’s admissions, certain event related revenues and operating costs were negatively impacted by poor weather for an unusually high number of major events surrounding its thirteen NASCAR racing weekends (7 in 2017 and 8 in 2016). Management believes many revenue categories continue to be negatively impacted by changing demographics, evolving media content consumption, as well as the lingering effects of uncertain consumer and corporate spending, and underemployment in certain demographic groups.

Fourth Quarter Comparison

●	Total revenues of $76.4 million in 2017 compared to $79.5 million in 2016
●	Non-recurring benefits of income tax law changes of $119.4 million or $2.91 per diluted share in 2017
●

Accelerated depreciation and removal costs on retired assets aggregating $7.8 million pre-tax, $4.9 million after-tax or $0.12 per diluted share in 2017, and $357,000 pre-tax, $225,000 after-tax or $0.01 per diluted share in 2016

●	Net income of $113.7 million or $2.77 per diluted share in 2017 compared to $271,000 or $0.01 per diluted share in 2016
●	Adjusted non-GAAP net loss of $907,000 or $0.02 per diluted share in 2017 compared to adjusted non-GAAP net income of $271,000 or $0.01 per diluted share in 2016

Full Year Comparison

●	Total revenues of $453.6 million in 2017 compared to $489.7 million in 2016
●	Non-recurring benefits of income tax law changes of $119.4 million or $2.91 per diluted share in 2017, and $546,000 or $0.01 per diluted share in 2016
●

Accelerated depreciation and removal costs on retired assets aggregating $12.4 million pre-tax, $7.8 million after-tax or $0.19 per diluted share in 2017 compared to $357,000 pre-tax, $225,000 after-tax or $0.01 per diluted share in 2016

●	Impairment charge for goodwill of $1.1 million pre-tax, $698,000 after-tax or $0.02 per diluted share in 2017
●	Net income of $148.2 million or $3.61 per diluted share in 2017 compared to $39.5 million or $0.96 per diluted share in 2016
●	Adjusted non-GAAP net income of $37.3 million or $0.91 per diluted share in 2017 compared to $39.2 million or $0.95 per diluted share in 2016

Non-GAAP Financial Information and Reconciliation

Net income or loss, and diluted earnings or loss per share, as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended December 31:		Full Year Ended December 31:
	2017	2016	2017	2016
Net income using GAAP	$113,663	$271	$148,245	$39,545
Non-recurring benefits of income tax law changes	(119,449)	–	(119,449)	(546)
Accelerated depreciation on retired assets and costs of removal, pre-tax	7,765	–	12,362	357
Impairment of goodwill, pre-tax	–	–	1,117	–
Aggregate income tax effect of non-GAAP adjustments	(2,886)	–	(5,005)	(132)
Non-GAAP net (loss) income	$(907)	$271	$37,270	$39,224

Diluted earnings per share using GAAP	$2.77	$0.01	$3.61	$0.96
Non-recurring benefits of income tax law changes	(2.91)	–	(2.91)	(0.01)
Accelerated depreciation on retired assets and costs of removal, pre-tax	0.19	–	0.30	0.01
Impairment of goodwill, pre-tax	–	–	0.03	–
Aggregate income tax effect of non-GAAP adjustments	(0.07)	–	(0.12)	(0.00)
Non-GAAP diluted (loss) earnings per share	$(0.02)	$0.01	$0.91	$0.95

The Company’s fourth quarter and full year 2017 GAAP results reflect a non-recurring material income tax benefit from the federal Tax Cuts and Jobs Act enacted in December 2017.

To modernize our facilities for fan enhancements and alternative marketing purposes, the Company is repurposing select seating and other areas at our Atlanta, Charlotte, Kentucky, Las Vegas and New Hampshire Motor Speedways. The Company recorded associated non-cash, pre-tax charges for accelerated depreciation and costs of removal in the fourth quarter and full year 2017.

Significant 2017 Fourth Quarter Racing Events

●	Charlotte Motor Speedway – NASCAR Bank of America 500 Monster Energy Cup and Drive for the Cure 300 Xfinity Series racing events
●	Las Vegas Motor Speedway – NHRA Toyota Nationals racing event
●	Texas Motor Speedway – NASCAR AAA Texas 500 Monster Energy Cup, O’Reilly Auto Parts 300 Xfinity, and JAG Metals 350 Camping World Truck Series racing events

2018 Earnings Guidance

The Company estimates full year 2018 total revenues of $450-475 million, net income of $41-49 million, depreciation, amortization and interest expense of $65-70 million, and non-GAAP diluted earnings per share of $1.00-1.20, excluding non-recurring and other special items. The range of earnings guidance reflects the lingering effects of uncertain economic conditions, among other factors. Inclement weather, potential higher fuel, health-care and food costs and continuing underemployment could significantly impact our future results. The Company’s estimated total capital expenditures in 2018 are $20-30 million.

Dividends and Stock Repurchase Program

During the full year 2017, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of $24.7 million. On February 12, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating $6.1 million, payable on March 15, 2018 to shareholders of record as of March 1, 2018. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the full year 2017, the Company repurchased 251,000 shares of its common stock for approximately $5.0 million under its stock repurchase program. As of December 31, 2017, the Company has repurchased 4,809,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase then authorized was 191,000. In February 2018, the number of authorized shares for repurchase was increased by 1,000,000 for a plan aggregate now of up to 6,000,000 shares.

Comments

“SMI’s full year 2017 non-GAAP results were within our expectations, but we had poor weather again at an unusually high number of our events,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “Seven events during our 13 NASCAR Cup race weekends in 2017 were negatively impacted, with our Charlotte Motor Speedway contending with another October hurricane – Nate this past year and Matthew the year before. For 2018, we are excited about offering our fans and corporate customers new unique, modern fan-zone entertainment areas at several of our speedways. Many areas feature premium hospitality services, and are similar to high end ‘taverns’ or ‘pubs’, close to our restart zones, with outdoor decks and nearby solar equipment as part of our ‘green initiatives’. And in September 2018, we are proudly conducting NASCAR Monster Energy Cup and Xfinity Series racing events on Charlotte Motor Speedway’s new 2.28-mile ROVAL™ – our sport’s first combined superspeedway and infield road course. We believe many fans will find such racing unique and exciting, providing increased racing competition and desirable sightlines, and possibly setting the stage for similarly configured racing at other motorsport facilities.”

“SMI’s multi-year contracted revenue streams remain substantial, with our largest being the ten-year NASCAR broadcasting agreements through 2024, along with our growing NASCAR ancillary broadcasting rights revenues,” continued Mr. Smith. “Most of our NASCAR event sponsorships for 2018, and many for several years beyond, are already sold. Our expanding marketing efforts to broaden the use of our first class facilities continue to be reflected in strong revenue streams from track rentals and certain non-motorsports activities. Moreover, our long-term strategic initiatives are successfully building financial strength through steady share repurchases, dividend programs, ongoing debt reduction, and restrained capital spending – and which should benefit from lower cash taxes under the recently enacted federal Tax Cuts and Jobs Act. SMI continues to significantly invest in modern, premium amenities and technology. We are striving more than ever to provide our long-time loyal and next generation race fans with superior, enjoyable entertainment experiences that cannot be duplicated at home or other venues. Recent efforts include expanded ‘tavern or pub-like’ social gathering areas, premium food and beverage choices, the latest in digital and mobile phone applications, and enhanced use of our three huge high-definition video boards at Bristol, Charlotte and Texas Motor Speedways.”

Mr. Smith continued, “SMI, NASCAR, the broadcasters, along with industry stakeholders, remain more focused than ever on capturing the next generation of new race fans. We all realize that most sports and sporting venues, including our own, face ongoing challenges of changing demographics and media content consumption. Our sport is introducing new and exciting broadcasters, along with young, appealing race car drivers with great potential ‘star-power’. NASCAR’s introduction of the exciting stage-based race format for all three of NASCAR’s national series has been extremely well received by fans and drivers. Along with new formats for awarding championship points, and other ongoing NASCAR enhancements to on-track competition, these are some of the most exciting and promising changes in recent years.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “We continue to capitalize on our first class facilities in premium markets. Las Vegas Motor Speedway is hosting new NASCAR Monster Energy Cup, Xfinity and Camping World Truck Series races in September 2018, and is expanding ‘The Strip at Las Vegas Motor Speedway’ into a distinctive, lighted exciting ‘four lane’ racing configuration. Also, Charlotte Motor Speedway is hosting NASCAR Monster Energy Cup and Xfinity Series races on its new 2.28-mile ROVAL™ combined superspeedway and infield road course – another industry first by SMI. Our business model, and such long-term strategic actions, is providing SMI with many opportunities for increasing long-term profitability. We are extremely excited about showcasing them in 2018, and believe our fans will be as well.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility repurposing, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 833-236-2749 (US / Canada / toll-free) or 647-689-4174 (international). The reference number is 1783939. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Twelve Months Ended December 31, 2017 and 2016
(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
STATEMENT OF OPERATIONS DATA	12/31/2017	12/31/2016	12/31/2017	12/31/2016

Revenues:
Admissions	$15,417	$15,868	$86,949	$90,639
Event related revenue	25,372	28,605	128,863	136,900
NASCAR broadcasting revenue (a)	29,090	28,597	209,155	201,804
Other operating revenue (b)	6,532	6,384	28,622	60,390
Total Revenues	76,411	79,454	453,589	489,733
Expenses and Other:
Direct expense of events	15,784	18,420	94,204	102,786
NASCAR event management fees (a)	18,561	18,687	119,101	115,304
Other direct operating expense (b)	4,248	4,244	18,782	43,784
General and administrative	22,279	21,553	97,602	100,144
Depreciation and amortization	20,023	13,411	64,831	54,368
Interest expense, net	3,019	3,228	12,241	13,148
Impairment of goodwill	-	-	1,117	-
Other expense (income), net	1,296	(111)	1,341	(997)
Total Expenses and Other	85,210	79,432	409,219	428,537
Income Before Income Taxes	(8,799)	22	44,370	61,196
Benefit (Provision) for Income Taxes (c)	122,462	249	103,875	(21,651)
Net Income	$113,663	$271	$148,245	$39,545

Basic Earnings Per Share	$2.77	$0.01	$3.61	$0.96
Weighted average shares outstanding	40,963	41,076	41,025	41,152

Diluted Earnings Per Share	$2.77	$0.01	$3.61	$0.96
Weighted average shares outstanding	40,977	41,096	41,041	41,167

Major NASCAR-sanctioned Events Held During Period	4	4	24	24

Certain Events Affected by Poor Weather and Other Racing Schedule Changes:
•

Hurricane Nate caused a delay in starting one NASCAR Xfinity Series race, and negatively impacted one Monster Energy NASCAR Cup race and concert, held at Charlotte Motor Speedway in the fourth quarter 2017

•	Poor weather resulted in delaying the start of one NASCAR Camping World Truck race at Bristol Motor Speedway and one NASCAR Xfinity race at New Hampshire Motor Speedway in the third quarter 2017
•

Poor weather resulted in postponing and next-day rescheduling one Monster Energy NASCAR Cup race, and delaying the completion of one NASCAR Xfinity Cup race, at Bristol Motor Speedway in the second quarter 2017

•	Poor weather resulted in delaying the completion of one Monster Energy NASCAR Cup race at Charlotte Motor Speedway in the second quarter 2017
•	Charlotte Motor Speedway held one MXGP motocross race in the third quarter 2016 that was not held in 2017

(a)	Amounts for 2016 were revised for consistency with 2017 presentation; there was no impact on net income, earnings per share or Balance Sheet data
(b)	Includes revenues and direct expenses associated with "the Battle at Bristol" collegiate football game and preceding concert held in the third quarter 2016 (no similar event was held in 2017)
(c)	Includes a non-recurring income tax benefit of $119.4 million or $2.91 per share associated with the federal Tax Cuts and Jobs Act enacted in December 2017

BALANCE SHEET DATA	12/31/2017	12/31/2016

Cash and cash equivalents	$81,924	$79,342
Total current assets	123,334	127,909
Property and equipment, net	958,215	1,000,230
Goodwill and other intangible assets, net	344,608	345,725
Total assets	1,450,680	1,498,149

Deferred race event and other income, net	40,779	44,782
Total current liabilities	88,733	94,671
Credit facility borrowings (all term loan)	30,000	66,000
Total long-term debt (excluding deferred financing costs)	231,049	267,206
Total liabilities	531,457	700,366
Total stockholders' equity	919,223	797,783